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                                                                   Exhibit 10.01

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made this 16/th/ day
                                                                   --------
of August, 1999 by and among NextMedia Group, LLC, a Delaware limited liability company ("Buyer") and Rambaldo Communications, Inc., a Pennsylvania corporation, Rambaldo AM Communications, Inc., a Pennsylvania corporation and Rambaldo AM Broadcasting Company, a Pennsylvania corporation (hereinafter individually and collectively referred to as "Sellers").

                              W I T N E S S E T H:

     WHEREAS, Rambaldo Communications, Inc. owns certain assets used in connection with the operation of radio stations WRKT-FM, North East, Pennsylvania ("WRKT ") and WRTS-FM, Erie, Pennsylvania ("WRTS");

     WHEREAS, Rambaldo AM Broadcasting Company owns certain assets used in connection with the operation of radio station WFLP(AM), Erie, Pennsylvania ("WFLP");

     WHEREAS, Rambaldo AM Communications, Inc. owns certain assets used in connection with the operation of radio station WLKK(AM), Erie, Pennsylvania ("WLKK");

     WHEREAS, Sellers desire to sell the WRKT, WRTS, WFLP and WLKK (collectively referred to as the "Stations") and Buyer desires to purchase substantially all of the assets of Sellers used in or useful to the operation of the Stations in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

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                                   ARTICLE 1

                               PURCHASE OF ASSETS
                               ------------------

     1.1 Transfer of Assets. On the terms and subject to the conditions hereof
         ------------------
and subject to Section 1.2, on the Closing Date (as hereinafter defined), Sellers shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire and assume from Sellers, all of the right, title and interest of Sellers in and to all of the following assets, properties, interests and rights of Sellers (collectively the "Stations Assets") free and clear of all liens, claims, or encumbrances other than Permitted Liens (as defined in Section 6.1.10):

          1.1.1 All of Sellers' rights in and to the licenses, permits and other authorizations issued to Sellers by any governmental authority, including those issued by the Federal Communications Commission (the "FCC") (hereafter referred to as the "Stations Licenses"), used in connection with the operation of the Stations, along with renewals or modifications of such items between the date hereof and the Closing Date, including but not limited to those listed in
Schedule 1.1.1 hereto;

          1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Sellers' rights therein, owned, leased or held by Sellers and used in or useful to the operations of the Stations, including but not limited to those items described or listed in
Schedule 1.1.2 hereto, together with any replacements thereof, improvements or additions thereto made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business of Sellers;

          1.1.3 All of Sellers' rights in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the

                                       2
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Stations ("Contracts") that are listed in Schedule 1.1.3 hereto, and (i) those
Contracts entered into by Sellers between the date hereof and the Closing Date in the ordinary course of business of Sellers, subject to Section 1.2.4 and
Section 8.1 hereto; (ii) all Contracts for the sale of advertising time for cash, subject to Section 8.1 hereto; and (iii) all Contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Sections 8.1 and 17,10 hereto. Notwithstanding
Section 8.6 hereto, the Seller has the right to supplement Schedule 1.1.3 for a period not to exceed ten (10) days from the date of execution of this Agreement. However, Buyer shall not be required to assume any material contracts included in the supplement and/or which contracts in the aggregate are considered material by the Buyer.

          1.1.4 All of Sellers' rights in and to all processes, patents, trade secrets, proprietary information, call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Sellers, which are used in connection with the operation of the Stations, including but not limited to those listed in Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated good will and any additions thereto between the date hereof and the Closing Date;

          1.1.5 All of Sellers' rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, each Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing

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and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting, operation and technical matters; but excluding records relating solely to any Excluded Asset (as hereinafter defined);

          1.1.6 All of Sellers' rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

          1.1.7 All real property owned by Sellers together with all appurtenant easements thereunto and all structure, fixtures and improvements located thereon used in connection with the Stations operations as more fully described in Schedule 1.1.7 hereto, together with any additions thereto between the date hereof and the Closing Date ("Owned Real Estate");

          1.1.8 All rights and interest of Sellers under any and all of the leases of real property used in connection with the Stations operations (the "Leased Real Estate") (collectively with the Owned Real Estate, the "Real Estate") which Leased Real Estate is identified and described in Schedule 1.1.8.

          1.1.9 All such other assets, properties, interests and rights owned by Sellers that are used in connection with the business and operation of the Stations or that are located as of the Closing Date on the Leased Real Estate, except Excluded Assets.

          1.1.10 All of Sellers' rights in and to all causes of action for any past infringement of any of the Intellectual Property.

                                       4
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     1.2  Excluded Assets.  Notwithstanding anything to the contrary contained
          ---------------
herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

          1.2.1 All cash, marketable securities, and cash equivalents of Sellers on hand and/or in banks;

          1.2.2  All accounts receivable or notes receivable of Sellers.

          1.2.3 All tangible and intangible personal property of Sellers disposed of or consumed in the ordinary course of business of Sellers between the date hereof and the Closing Date, as permitted hereunder;

          1.2.4 All Contracts that have terminated or expired on or prior to the Closing Date in the ordinary course of business of Sellers;

          1.2.5 Sellers' corporate seals, minute books, charter and/or partnership documents, corporate stock record books and such other books and records as pertain to the organization, existence, share capitalization or partnership interests of Sellers and duplicate copies of such financial records as are necessary to enable Sellers to file their tax returns and reports as well as any other records or materials relating to Sellers generally;

          1.2.6 Contracts of insurance and all insurance proceeds or claims made by Sellers arising or related to the Stations' Assets prior to Closing (except to the extent made after the date hereof with respect to Stations Assets);

          1.2.7 The Employee Benefit Plans (as defined hereinafter) and the assets thereof;

          1.2.8 Any right to use the names "Rambaldo Broadcasting" or "Rambaldo Communications" and any variations thereof;

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          1.2.9  All contracts entered into before this Agreement and not listed in Schedule 1.1.3 except (i) contracts for the sale of advertising for cash and
(ii) subject to the requirements of Section 17.10, Trade Agreements;

          1.2.10 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 1.2.10;

          1.2.11 Except as described in Section 1.1.9, all of Sellers' rights in and to all causes of action;

          1.2.12  All tax refunds relating to the period prior to the Closing.

                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

     2.1  Assumption of Obligations.  Subject to the provisions of this Section
          -------------------------
2.1 and Section 2.2, on the Closing Date, Buyer shall assume the obligations of Sellers arising or to be performed after the Closing Date under the Contracts referred to in Section 1.1.3 hereto in effect on the Closing Date, and ail liabilities and obligations that arise from the ownership or operation of the Stations Assets after the Closing Date, including those listed on Schedule 2.1. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2  Retained Liabilities.  Notwithstanding anything contained in this
          --------------------
Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or

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perform, any liability or obligation of the Sellers other than the Assumed
Liabilities, including any of the following liabilities or obligations of the Sellers (the "Retained Liabilities"):

               (a) All obligations or liabilities of Sellers or any predecessor or Affiliate of Sellers which relate to any of the Excluded Assets;

               (b) Other than taxes expressly allocated pursuant to other provisions of this Agreement, tax liabilities of any and all kinds (federal, state, local, and foreign) of Sellers including, without limitation, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income taxes and employee F.I.C.A. (Federal Insurance Contribution
Act) or employer F.I.C.A, and liabilities for income taxes arising as a result of the transfer of the Stations Assets or otherwise by virtue of the consummation of the transactions contemplated hereby;

               (c) With the exception of Real Estate Leases, all liabilities or obligations of Sellers owed to any of Sellers or its Affiliates (as hereinafter defined);

               (d) All liabilities or obligations arising out of any breach by Sellers or any predecessor or Affiliate of any of the terms or conditions of any provision of any Real Estate Lease or Contract;

               (e) All liabilities and obligations of Sellers or any predecessor or Affiliate of Sellers resulting from, caused by or arising out of, any violation of law;

               (f) Any claims, liabilities, and obligations of Sellers as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FAMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities,

                                       7
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workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Sellers or arising out of any labor matter involving Sellers as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans;

               (g) Any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of the Stations on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims;

               (h) Except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of Sellers, except for the Assumed Liabilities;

               (i) Any liabilities or obligations resulting from the failure to comply with or imposed pursuant to any environmental protection, health, or safety laws or regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous substances, solid wastes, and liquid and gaseous matters by Sellers and by any other person in relation to Sellers or the Stations, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to acts or omissions on or prior to the Closing Date;

               (j) Any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Sellers' attorneys, accountants, consultants and brokers.

                                       8
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                                   ARTICLE 3
                                 CONSIDERATION
                                 -------------

     3.1  Delivery of Consideration.
          -------------------------

          3.1.1 In exchange for the Stations Assets, in addition to the assumption of certain obligations of Sellers pursuant to Section 2.1 above, Buyer shall, subject to Articles I 1 and 12 hereof, at the Closing (as hereinafter defined) deliver to Sellers: Fifteen Million Dollars ($15,000,000.00) (subject to adjustment, the "Purchase Price"); consisting of
(i) Twelve Million Dollars ($12,000,000.00) by wire transfer of immediately available funds, subject to adjustment pursuant to both the provisions of
Section 3.3 and the $500,000 Holdback Amount required by Section 8.10, below (the "Cash Price") and (ii) Three Million Dollars ($3,000,000.00) in the form of an equity interest in Buyer (the "Stock"). (For purposes of this Section, references to the Buyer shall include its permitted assignees if Buyer assigns this Agreement; however, Buyer acknowledges that Sellers shall receive an equity interest in the "parent" company.) If the Stock is a certificated security, the Buyer will deliver to Sellers at closing, certificate(s) representing the Stock. Other than as provided in Section 3.3, there shall be no further Purchase Price adjustments.

          3.1.2 The Stock will be of the common variety (i. e. one-vote/one-share, no mandatory dividend, no pre-emptive or anti-dilution rights, no liquidation preferences, etc.) or approximations of the foregoing if the entity is an LLC or partnership. The number of shares or the percentage of LLC or partnership membership interests, as the case may be, comprising the Stock will be determined on a pro rata basis as a similar size investment by the first institutional investors in Buyer. (For illustration purposes only, if the first institutional investor receives 50% of the Buyer's common stock in exchange for $30,000,000, Sellers will receive 5% of the

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Buyer's common stock.) Sellers acknowledge that Buyer's institutional investors may require additional terms and conditions, including, without limitation, coupons, preferences, redemption rights, and warrants, which will provide them with a distinct, senior, or preferred security. In such case, an independent investment banker of Buyer's choosing shall determine what premium, if any, was paid for the distinctions and what is the common stock equivalent purchase price. The fees and expenses of the investment banker shall be paid by Buyer and its determination shall be conclusive on the parties, absent manifest mathematical error. Further, Sellers acknowledge that principals of Buyer shall hold equity interests which will include additional terms and conditions which will provide them with a distinct, senior or preferred security.

          3.1.3 (i) The Purchase Price shall be paid to Sellers in the amounts and to the accounts of Sellers specified in written wiring instructions delivered to Buyer at least ten days prior to the Closing Date (the "Wiring Instructions"). The Wiring Instructions shall also identify the Sellers to receive Stock and the relative portion of the Stock each Seller is to receive.

          (ii) Sellers may, by written notice given to Buyer at least ten days prior to the Closing Date, elect to receive the entire Purchase Price in cash, in which case no Stock will be delivered to Seller at Closing.

     3.2  Allocation of Consideration.  Within thirty (30) days after the
          ---------------------------
Closing Date, Sellers and Buyer shall negotiate in good faith an allocation of the total consideration among the Station's Assets (the "Allocation"). The division of the Purchase Price among Sellers, as specified in the Wiring Instructions, shall not be a factor considered in making the Allocation. If the Allocation is not agreed upon within thirty (30) days after the Closing Date, Buyer will order an appraisal of the Stations Assets from Broadcast Investments Analysts ("BIA") and

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BIA will determine the Allocation. The appraisal, if required, shall be provided to Sellers within forty five (45) days after it is ordered. Buyer and Sellers agree to prepare and file all income tax returns (including, if applicable, Form
8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation that is contrary to the Allocation. Buyer and Sellers agree to consult with each other with respect to all issues related to the Allocation in connection with any tax audits, controversy or litigation. The fees for BIA shall be borne equally by Buyer and Sellers.

     3.3  Allocations and Prorations.
          --------------------------

          3.3.1 The operation of the Stations and the income and expenses attributable thereto through 11:59 p.m. on the Closing Date (the "Effective Time") shall be for the account of Sellers and thereafter shall be for the account of Buyer. Expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other taxes (other than income taxes, which shall be Sellers' sole responsibility for all taxable periods ending prior to and including the Closing Date, and those taxes arising from the sale and transfer of the Stations Assets, which shall be paid as set forth in Section 13.2), income and expenses under the Contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), wages, salaries, and other employee benefit expenses (whether such wages, salaries or benefits are current or deferred expenses) (including, without limitation, liabilities accrued up to the Effective Time for bonuses, commissions, vacation pay, payroll taxes, workers' compensation and social security taxes) and rents and similar prepaid and deferred items shall be prorated between Sellers and Buyer in accordance with the foregoing. Notwithstanding the foregoing, no proration shall be made with respect to (i) severance or sick leave with respect to any employee or (ii) any prepaid expense or

                                       11
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other deferred item unless Buyer will receive a benefit in respect of such prepayment or deferral after the Effective Time. For purposes of this Section 3.3.1, ad valorem and other real estate taxes shall be apportioned on the basis of the taxes assessed for the most recently-completed calendar year, with a reapportionment as promptly as practicable after the tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyer shall be entitled to a credit in this proration process for the amount of any taxes (or other governmental charges) that are due and payable by Sellers, but are being contested by Sellers in good faith in appropriate proceedings and are secured by Liens on the Stations Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyer shall use such credit to remove such liens and return to Sellers the excess of (i) the amount of such credit minus (ii) the amount of
                                                    -----
such taxes or other governmental charges as finally determined, or Sellers shall pay to Buyer the deficiency, as appropriate).

          3.3.2  Allocation and proration of the items set forth in Subsection
3.3.1 above shall be made by Buyer and a statement thereof given to Sellers within thirty (30) days after the Closing Date. Sellers shall give written notice of any objection thereto within twenty (20) business days after delivery of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration. If a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration, the matter shall be referred to Arthur Andersen, L.L.P. (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyer and Sellers in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of

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the net allocation and proration proposed by each of Buyer and Sellers and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Sellers, Sellers proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Sellers would pay 70/90ths of those fees based on the $90 in dispute between the parties).

                                   ARTICLE 4
                                    CLOSING
                                    -------

     4.1  Closing.   The consummation of the transactions contemplated herein
          -------
(the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Sellers (i) within ten (10) business days after the FCC Consents (as hereinafter defined) to the assignments of the Stations Licenses have become Final Orders (as hereinafter defined) or (ii) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have been satisfied, or such other date as may be mutually agreed to by the parties ("Closing Date"). For purposes of the Agreement, "Final Order" means action by the FCC consenting to the assignments contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Leibowitz & Associates, P.A., One SE Third Avenue, Suite 1450, Miami, Florida, 33131, or at such place as the parties hereto may agree.

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                                   ARTICLE 5
                             GOVERNMENTAL CONSENTS
                             ---------------------

     5.1  FCC Consent.  It is specifically understood and agreed by Buyer and
          -----------
Sellers that the Closing and the assignments of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consents").

     5.2  FCC Applications.  Within ten (10) business days after the execution
          ----------------
of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Buyer and Sellers shall file applications with the FCC for the FCC Consent ("FCC Applications"). Buyer and Sellers shall prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable, (but neither Buyer nor Sellers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Sellers).

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     6.1  Representations and Warranties of Sellers.  Sellers, jointly and
          -----------------------------------------
severally, represent and warrant to the Buyer the following:

          6.1.1  Organization, Good Standing, Etc.  (a) Each of Sellers is a
                 --------------------------------
corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                 (b) The Sellers have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligations of each Seller, enforceable against it in accordance with its terms.

          6.1.2  Authority.  Assuming the consents contemplated by Sections
                 ---------
6.1.2 and 6.1.14 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws of Sellers, (ii) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Stations Assets or otherwise) any material obligation, or result in the loss of any material benefit, or give rise to the creation of any material lien, charge, security interest or encumbrance upon any of the properties or assets of Sellers or any of their subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement or other material instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or affected; (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Sellers or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby, except for the consents of the FCC to the assignments of the Stations Licenses (as defined in Section 1.1.1).

          6.1.3  Financial Statements.  Attached as Schedule 6.1.3 are copies of
                 --------------------
the Stations' balance sheets as of December 31, 1998, and the related income statements and, with respect to WRKT and WRTS, the pro forma broadcast cash flow analyses and the internally prepared financial statements including income statements and pro forma broadcast cash flow analyses (such financial statements collectively being referred to as the "Sellers' Financial Statements"). The Sellers' Financial Statements, except for the pro forma broadcast cash flow analyses, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position, results of operations and changes in cash flows of the Stations as of such dates and for the periods then ended (subject, in the case of the unaudited Sellers' Financial Statements, to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate).

          6.1.4  Absence of Undisclosed Liabilities.  There are no material
                 ----------------------------------
liabilities of any kind whatsoever with respect to the Stations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than liabilities and obligations (x) provided for or reserved against in the Sellers' Financial Statements or (y) arising after December 31, 1998, in the ordinary course of business and consistent with past experience.

          6.1.5  Compliance with Applicable Laws; FCC Matters.  (i) Except as
                 --------------------------------------------
permitted or contemplated hereby, the operations of the Stations have been and now are being conducted in substantial compliance with each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Sellers, the Stations or their respective properties or assets to the extent failure to so comply could be reasonably expected to have a material adverse effect. No investigation or review by any Governmental Entity with respect to Sellers or the Stations is pending or, to the Seller's knowledge, is threatened. Without limiting the generality of the foregoing and with respect to the Stations, the Stations comply in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the FCC and the Federal Aviation Administration applicable to the towers used by the Stations (including all rules regulating hazards to air navigation, registration of radio towers, and exposure of humans to non-ionizing radio frequency radiation). In addition, the Stations have duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings or submissions with respect to the operations of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made and no material deficiencies have been asserted with respect to any such filings. All the material required by 47 C.F.R. (S) 73.3526 to be kept in the public inspection files of the Stations is in such files. Except as disclosed on Schedule 6.1.5, Sellers have no knowledge of any fact or circumstance relating to Sellers or the Stations arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (a) disqualify the Sellers from assigning the Stations Licenses to the Buyer or (b) prevent or delay the consummation by them of the transactions contemplated by this Agreement.

       (ii) Schedule 1.1.1 lists (x) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued by the FCC relating to the Stations as of the date of this Agreement and (y) all licenses, permits, or authorizations issued by any other Governmental Entities which are material to the operations of the Stations as of the date of this Agreement. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the Station Licenses (as further defined in Section 1.1.1), each of which is in full force and effect. The Stations have been operated in all material respects in accordance with the terms of the Station Licenses. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to the Sellers' knowledge, threatened with respect to ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or the Buyer's ability to obtain assignment of the Station Licenses. With the exception of operations pursuant to any existing STAs set out in Section 1.1.1 hereto, and with the further exception of such temporary reduced power operations as are necessary for routine maintenance, the Stations operate (a) in conformity with their licenses; and (b) within the operating power tolerances specified in 47 C.F.R. (S) 73.1560(b). No other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations.

          6.1.6  Litigation.  Except as disclosed on Schedule 6.1.6, (i) there
                 ----------
is no action, suit, inquiry, judicial or administrative proceeding, or arbitration pending or, to the knowledge of the Sellers, threatened against any Seller or the Stations or any of their respective properties or assets by or before any arbitrator or Governmental Entity nor, to the Sellers' actual knowledge, are there any investigations relating to Sellers or the Stations or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity;
(ii) there is no judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against any of Sellers or the Stations or any of their respective properties or assets and; (iii) there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of the Sellers, threatened against any of the Sellers or the Stations by a third party relating to the Sellers or the Stations Assets or any of the transactions contemplated by this Agreement.

          6.1.7  Insurance.  Schedule 6.1.7 sets forth a list of all fire,
                 ---------
liability and other forms of insurance and all fidelity bonds held by or applicable to the Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. No event has occurred, including, without limitation, the failure to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the insured parties under any such insurance policies. Sellers shall cause comparable policies of insurance to remain in effect for acts, omissions and events occurring on or prior to the Closing Date.

          6.1.8  Real Estate.  Sellers have good and marketable title to the
                 -----------
Owned Real Estate and valid leaseholds in the Leased Real Estate, free and clear of any Liens except for the Permitted Liens. With respect to the Stations, the buildings (or portions thereof), improvements and fixtures that are included in the Real Estate are suitable for their intended use. Sellers own or have a valid contractual right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Stations. With respect to the Stations, other than

Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. With respect to the Stations, Schedules 1.1.7 and 1.1.8 list the street addresses and/or legal descriptions of the Real Estate.

          6.1.9   Personal Property.  Schedule 1.1.2 hereto contains a list of
                  -----------------
all material tangible personal property and assets owned or held by Sellers, and used in the conduct of the business and operations of the Stations (other than Real Estate, which is addressed in the foregoing Section 6.1.8). Except as disclosed in Schedule 1.1.2, at Closing Sellers shall own and will have good and marketable title to all property referred to in the immediately preceding sentence and none of such property is, or at the Closing will be, subject to any Liens, other than Permitted Liens. The tangible personal property and fixtures owned or used by Sellers, for the operation of the Stations (each taken as a whole), are in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Stations in material compliance with FCC rules and regulations. On the Closing Date, Sellers shall own or hold under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted. The Stations Assets to be transferred hereunder constitute all of the assets, rights and properties that are required for the operation of the Stations as they are now conducted.

          6.1.10  Liens and Encumbrances.  All properties and assets relating to
                  ----------------------
the Stations, including leases, owned by Sellers, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) Liens for taxes not yet delinquent, (c) Liens securing indebtedness, all of which Liens will be discharged by Sellers at the Closing upon repayment of all amounts due and owing, except with respect to the Assumed Liabilities, (d) Liens incurred in the usual and normal conduct of the business of the Stations, which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto, (e) Liens on leases arising from the provisions of such leases and (f) zoning ordinances and other easements, rights-of-way, covenants and restrictions of record (the Liens referred to in clauses (a) through (f) being "Permitted Liens").

        6.1.11  Environmental Matters
                ---------------------

        On the date of this Agreement, except as disclosed on Schedule 6.1.11:

                (i) The Owned Real Estate used in connection with the Stations and the operations thereon are, and with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") have been, in substantial compliance with all applicable federal, state and local statutes, codes, rules or regulations as well as common law decisions relating to the environment, natural resources and public or employee health and safety ("Environmental Laws");

                (ii) No judicial or administrative proceedings are pending against Sellers or, to the Sellers' knowledge, threatened against Sellers, or any of the Owned Real Estate used in connection with the Stations alleging the violation of or seeking to impose liability pursuant to any Environmental Law. No notice or claim from any Governmental Entity or other person has been given to Sellers claiming violation of or alleging any liability against Sellers under remediation of any Environmental Laws in connection with any of the Owned Real Estate used in connection with the Stations or operations thereon;

                (iii) There are no facts, circumstances or conditions on the Owned Real Estate or the operations thereon used in connection with the Stations or the operations thereon that are reasonably likely to give rise to an environmental claim or result in Environmental Costs and Liabilities;

                (iv) All substances, materials or waste that are regulated by federal, state or local government, as well as any petroleum or petroleum derived product, used or generated by Sellers or by any Predecessor in connection with the Owned Real Estate used in connection with the Stations ("Hazardous Substances"), have been stored, used, treated, and disposed of by such persons or on their behalf in a manner as not to result in any material Environmental Costs or Liabilities on Sellers or Buyer. "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person;

                (v) There are not now, nor have there been in the past, on, in or under any Owned Real Estate used in connection with the Stations when owned, leased or operated by Sellers or, when owned, leased or operated by any Predecessor, any of the following: any (w) underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (x) asbestos containing materials, (y) polychlorinated biphenyls or (z) radioactive substances.

                (vi)    Seller restates the representations and warranties in
(i)-(v) above with respect to the Lease Real Estate; provided however that the representations and warranties concerning the operations of third parties other than Sellers or any Predecessor are made only to the best of Seller's knowledge.

                (vii) The Stations' operations do not have a significant environmental impact, as defined by 47 C.F.R. (S)1.1307.

        6.1.12  Taxes. (a) All Tax Returns (as defined in sub-section (g) below)
                -----
that are required to be filed on or before the execution of this Agreement by Sellers have been duly filed on a timely basis under the statutes, rules and regulations of each applicable jurisdiction. All such Tax Returns are complete and accurate. Except as set forth on Schedule 6.1.12, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to the Sellers and any Affiliates have been timely paid by the Sellers and/or any such Affiliates, whether or not such Taxes are disputed. For the purposes of this Section, Affiliates shall mean any entity that files a consolidated tax return with any of the Sellers.

                        (b) No claim for assessment or collection of Taxes has been asserted against the Sellers or any Affiliates. None of the Sellers and their Affiliates is a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor do Sellers or any Affiliates have knowledge of any threatened audit, action, proceeding or investigation.

                        (c) None of Sellers and their Affiliates has waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where Sellers or any Affiliates do not currently file Tax Returns that any of Sellers or their Affiliates is or may be subject to taxation by that jurisdiction. Nor are Sellers or their Affiliates aware that any such assertion of tax jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law) have been imposed upon or asserted against any of the assets of the Stations as a result of or in connection with any failure, or alleged failure to pay any Tax.

        (d) Sellers have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

        (e)     None of Sellers are foreign persons within the meaning of
Section 1445 of the Internal Revenue Code (the "Code").

        (f) No payment described in this Agreement is subject to Section 280G of the Code.

        (g) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

        6.1.13  Personnel. Attached as Schedule 6.1.13 is a complete and correct
                ---------
list as of July 1, 1999 of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors) of the Stations, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and all on-the-air broadcast personnel of the Stations and indicates which of those employees, Station Management or on-the-air broadcast personnel is a party to an employment or consulting or similar contract with that is not terminable upon not more than 60 days notice without additional cost to the employer.

        6.1.14  Contracts. The Contracts are the only material contractual
                ---------
agreements used to carry out the business and operations of the Stations as currently conducted. Each Contract (as identified on Schedule 1.1.3) with respect to the Stations is a valid and binding obligation of Sellers, as the case may be, and is in full force and effect. Each of Sellers and each other party to such Contract with respect to the Stations, has performed in all material respects the obligations required to be performed by it and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract with respect to the Stations listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby.

        6.1.15  ERISA Compliance. None of Sellers, nor any other trades or
                ----------------
businesses under common control within the meaning of Section 4001(b)(1) of ERISA (collectively, the "ERISA Group") have contributed or been obligated to contribute to any "multi employer plan" as such term is defined in Section 3(37) or Section 4001 (a)(3) of ERISA except as disclosed on Schedule 6.1.15. Schedule
6.1.15 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Stations maintained by Sellers, or as to which Sellers, (with respect to such individuals) have any liability or obligation (collectively, "Employee Benefit Plans").

        6.1.16  Labor. None of Sellers have agreed to recognize any union or
                -----
other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their employees. Except as disclosed on Schedule 6.1.16, each of the Sellers with respect to the Stations
(a) is and has been in substantial compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices, (b) has no, and has not had any unfair labor practice charges or complaints pending or, to the Sellers' knowledge, threatened against any of them before the National Labor Relations Board, (c) has no and has not had any grievances pending or threatened against it and (d) has no, and has not had any charges pending or threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting the Stations. No union organizational campaign or representation petition is currently pending with respect to the employees working for the Stations.

        6.1.17  Patents, Trademarks, Etc. Schedule 1.1.4 sets forth all call
                -------------------------
letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used copyrights and other proprietary Intellectual Property used in the operation of the Stations (whether owned, leased or licensed). Sellers have not received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights. Except as disclosed on
Schedule 6.1.17, none of such material Intellectual Property rights are being infringed by any third party.

        6.1.18  Absence of Certain Changes or Events. Except for Seller's
                ------------------------------------
employment of Christopher J. Haggerty or as otherwise contemplated or expressly permitted by this Agreement, since December 31, 1998 there has not been (i) any material damage, destruction or casualty loss of any kind with respect to the Stations not covered by valid and collectible insurance; (ii) with respect to the Stations the execution of any agreement with any Station management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Sellers, as the case may be, to any officer, Station management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except in any case in the ordinary course of business consistent with prior practice and except as permitted by Section 8.1.1
(x); or (iii) any change by Sellers, in their financial or tax accounting principles or methods.

        6.1.19  Commission or Finder's Fees. Neither Sellers nor any entity
                ---------------------------
acting on behalf of Sellers have agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto.

        6.1.20  Investment Representations. Each Seller that will receive Stock
                --------------------------
pursuant to this Agreement represents that it is acquiring such Stock solely for its own account, not as nominee or agent for any other person, and with no present intention of distributing or reselling such Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Each such Seller represents and warrants that it is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") and that it is not a "broker" or a "dealer" as those terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Seller that will be acquiring any shares of Stock pursuant to this Agreement acknowledges that it has received all documents and information relating to the Stock as it has requested and that it is able to bear the economic risk of its investment in the Stock for an indefinite period of time. In addition, each such Seller represents and warrants that it is aware that the Stock has not been registered under the Securities Act or any securities or "Blue Sky" laws of any state in reliance on applicable exemptions and that none of the Stock may be offered, sold, transferred, pledged, hypothecated, or otherwise assigned unless they are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or "Blue Sky" laws of any state. Each such Seller consents to the imprinting on the certificates representing its portion of the Stock of a legend to the effect of the foregoing.

        6.1.21  [Intentionally Omitted.]
                 ---------------------

        6.1.22  Full Disclosure. No representation or warranty by Sellers
                ---------------
contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        6.1.23  Sellers' Financial Condition. No insolvency proceedings of any
                ----------------------------
character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Sellers or of any of their respective assets or properties are pending, or to the best of Sellers' knowledge, threatened, and Sellers have made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings. Sellers shall use the proceeds received under this agreement to pay or to make appropriate provision for the payment of any and all creditors of Sellers prior to making any material distribution to its shareholders, except as required to pay taxes.

                                    ARTICLE 7
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

        7.1     Organization and Standing. Buyer is a corporation duly
                -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

        7.2     Authorization and Binding Obligation. Buyer has all necessary
                ------------------------------------
corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

        7.3     Qualification. To Buyer's knowledge, there is no fact,
                -------------
allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Order. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify Buyer from becoming the licensee of the Stations.

        7.4     Absence of Conflicting Agreements or Required Consents. Except
                ------------------------------------------------------
as set forth in Schedule 7.4 hereof, the execution, delivery and performance of this Agreement by Buyer: (a) do not violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer; (b) do not require the consent of any third party not affiliated with Buyer; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (d) will not, either alone or with the giving of notice or the passage of time, violate the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

        7.5     Litigation: Compliance with Law. Except as disclosed in Schedule
                -------------------------------
7.5, there is no litigation, administrative action, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending against Buyer that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed by Buyer in connection herewith. Buyer has committed no violation of any applicable law, regulation or ordinance or any other requirement of any governmental body or court which would have an adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith,

        7.6     Commission or Finder's Fees. Neither the Buyer nor any entity
                ---------------------------
acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto,

        7.7     Common Stock. The Stock, if it is shares of common stock, on the
                ------------
Closing Date will be duly authorized and validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights. The Stock, if it is a partnership or LLC interest, on the Closing Date will be duly authorized and validly issued in accordance with the partnership or operating agreement of that entity.

     7.8  Full Disclosure.  No representation or warranty by Buyer contained in
          ---------------
this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 8
                             COVENANTS OF SELLERS
                             --------------------

     8.1  Conduct of Station Prior to the Closing-Date:
          --------------------------------------------

          8.1.1 Sellers covenant and agree with Buyer that between the date of this Agreement and (except as otherwise noted below) the Closing Date, each of the Sellers with respect to the Stations shall:

                 (i) use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with its customers and others having business relationships with it, and refrain from materially and adversely changing any of its business practices and policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget practices and policies);

                 (ii) maintain its books of account and records in the usual and ordinary manner and in accordance with generally accepted accounting principles;

               (iii) notify Buyer if the regular broadcast transmission of any of the Stations from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of 10 or more hours in any continuous three-day period;

               (iv) operate in the usual and ordinary course of business in accordance with past practice and conduct its business in all material respects in compliance with the terms of the Stations Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

               (v) use, repair, and, if necessary, replace any Stations' studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

               (vi) maintain insurance in accordance with Section 6.1.7 through the Closing Date;

               (vii) except with the Buyer's prior written consent, not incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer that exceeds Ten-thousand Dollars ($10,000) individually or Twenty-five Thousand Dollars ($25,000) in the aggregate through the Closing Date;

               (viii) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens ) any of the Stations Assets or sell or transfer any of the Stations Assets without replacing such Stations Assets with an asset of substantially the same value and utility;

               (ix) not without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, (x) modify or extend any Contracts or (y) enter into any new Contract the payments under which exceeds Ten-thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate through the Closing Date;

               (x) not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, and with respect to any Station Management and on-air personnel, Sellers shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer; provided, however, that Sellers shall be permitted to make bonus payments to any employees including Station Management and on-air personnel;

               (xi) not make any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates;

               (xii) not make any loans or make any dividends or distributions other than of Excluded Assets;

               (xiii) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

               (xiv) not disclose to any person (other than Buyer and their representatives) any confidential or proprietary information;

               (xv) use their commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices;

               (xvi) other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Stations (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled), or

               (xvii)  agree to do any of the foregoing.

     8.2  Access to Information.  Sellers shall give or cause the Stations to
          ---------------------
(i) give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours, to all of Sellers' properties, books, Contracts, Trade Agreements, reports and records including financial information and tax returns relating to the Stations, and to all real estate, buildings and equipment relating to the Stations, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Stations and (ii) furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

          8.2.1  Interim Financial Statements.  Sellers shall promptly deliver
                 ----------------------------
to Buyer copies of any monthly, quarterly or annual financial statements relating to the Stations' operations that may be prepared or received by them during the period from the date hereof through the Closing Date. Such financial statements shall fairly present the financial position and results of operations of the Stations as at the dates and for the periods indicated, and if prepared by or on behalf of Sellers, shall be prepared on a basis consistent and in accordance with the basis upon which the Sellers Financial Statements were prepared.

     8.3  Other Consents.  Sellers will use their best efforts to obtain all
          --------------
consents, authorizations, or approvals required for the consummation of the transactions contemplated by this Agreement.

     8.4  No Inconsistent Action.  Sellers shall not take any action which is
          ----------------------
inconsistent with their obligations under this Agreement.

     8.5  Notification.  Sellers shall promptly notify Buyer in writing of (i)
          ------------
the failure of Sellers or any employee or agent of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (ii) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Sections 18.1; or (iii) of any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at any of the Stations prior to the Closing Date.

     8.6  Updating of Schedules.  From time to time prior to the Closing,
          ---------------------
Sellers will supplement or amend the Schedules delivered in connection herewith with respect to any matter which exists or occurs after the date of this Agreement and which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. The provisions of this Section are informational only and Buyer shall not be bound to the terms of any changed Schedules unless they are incorporated into this Agreement by a written amendment signed by Buyer.

     8.7  [INTENTIONALLY LEFT BLANK]
          --------------------------

     8.8  FCC Reports.  Sellers shall file or cause to be filed on a current
          -----------
basis until the Closing Date all material reports and documents required to be filed with the FCC with respect to the Stations Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

     8.9   Updating of Information.  Between the date of this Agreement and the
           -----------------------
Closing Date, Sellers will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.

     8.10  Indemnification.  (a) From and after the Closing Date, Sellers agree
           ---------------
to indemnify and hold Buyer, its affiliates, and its assigns harmless from and against all costs, losses and damages (including reasonable attorney fees) incurred by Buyer or such affiliates or assings as a result of or arising out of
(i) the breach by Sellers of any of their representations and warranties contained in this Agreement, (ii) the failure by Sellers to perform their covenants set forth in this Agreement, (iii) the conduct of the operations of each Station or the use or ownership of the Stations' Assets on or before the Closing Date, including any and all liabilities arising under any of the Stations' Licenses or Contracts which relate to events occurring prior to the Closing Date, and (iv) any and all obligations or liabilities of Sellers under any contract or agreement not expressly assumed by Buyer pursuant to the terms hereof. Buyer shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the Seller without the prior written consent of the Sellers.

           (b) On the Closing Date, Buyer and Sellers will enter into the Indemnification Escrow Agreement in the form of Exhibit 8.10 hereto in accordance with which Buyer shall at Closing deposit an amount of the Purchase Price equal to $500,000 (the "Holdback Amount") with the escrow agent identified in the Indemnification Escrow Agreement (the "Indemnification Escrow Agent").

               (c) The following provision shall govern the indemnification rights and obligations hereunder:

               (i) Buyer shall be entitled to payment out of the Holdback Amount pursuant to the terms of this Section 8.10 and the Indemnification Escrow Agreement for all amounts due to Buyer with respect to any claim by Buyer against Sellers for liabilities of Sellers payable under this Section with respect to breaches of representations and warranties of Sellers.

               (ii) Sellers shall not be liable under this Section 8.10 with respect to breaches of representations and warranties and covenants unless a written claim for indemnification is given with respect thereto on or before the first anniversary of the Closing Date.

               (iii) Sellers' obligations under this Section 8.10 shall be limited to the Holdback Amount.

               (d) Sellers hereby covenant and agree that at any time Sellers are or become obligated to indemnify Buyer under this Section 8.10, Sellers will execute and deliver to the Indemnification Escrow Agent written instructions to release to Buyer such portion of the Holdback Amount as is necessary to indemnify Buyer for amounts due under this Section.

                                   ARTICLE 9
                         ARTICLE 9 COVENANTS OF BUYER
                         ----------------------------

     9.1  Notification.  Buyer shall promptly notify Sellers in writing of (i)
          ------------
any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (ii) the failure of Buyer, or any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and
(iii) the occurrence of any event that would entitle Sellers to terminate this Agreement pursuant to Sections 18.1;

     9.2  No Inconsistent Action.  Buyer shall not take any action which is
          ----------------------
inconsistent with its obligations under this Agreement including the filing of FCC applications violative of the FCC's Multiple Ownership Rules or containing proposals violative of United States antitrust laws.

     9.3  Post-Closing Access.  Buyer, for a period of three (3) years following
          -------------------
the Closing Date, shall make available during normal business hours for audit and inspection by Sellers and their representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. All information, records, files, documents and correspondence made available or disclosed under this Section 9.3 shall be kept confidential.

     9.4  Other Consents.  Buyer will use its best efforts to obtain all
          --------------
necessary consents, authorizations, or approvals, in each case, required for the consummation of the transactions contemplated by this Agreement.

     9.5  Conduct of Buyer Prior to the Closing Date.  Buyer covenants and
          ------------------------------------------
agrees with the Sellers that between the date of this Agreement and the Closing Date, the Buyer shall take or cause to be taken such action as is necessary to fully and completely perform its obligations under this Agreement, including the undertaking of such good faith negotiations with institutional investors as are required to preserve and maintain the benefits that the Sellers will derive from the Stock to be delivered hereunder.

     9.6  Access to Information.  Prior to the Closing, Buyer shall give or
          ---------------------
cause the Buyer to give Sellers and Sellers' counsel, accountants and other representatives, reasonable access to the Buyer's records, including financial information relating to the Buyer and its initial capitalization, as are required for the Sellers to have a fair and reasonable opportunity to value the Stock proposed to be paid to the Sellers under this Agreement. The rights of the Sellers under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Buyer, or to cause undue delay.

     9.7  Indemnification of Sellers.  For a period ending one year after the
          --------------------------
Closing Date, Buyer agrees to indemnify and hold Sellers and their respective affiliates, and their respective successors and assigns harmless from and against all costs, losses and damages (including reasonable attorneys' fees) incurred by the Sellers or such affiliates or arising as a result of or arising out of (i) the breach by the Buyer of any of its representations and warranties contained in this Agreement; (ii) the failure by the Buyer to perform its covenants set forth in this Agreement, (iii) the conduct of the operation of the Stations on or after the Closing Date, including any and all liabilities arising under the Stations Licenses or Contracts which are assumed by the Buyer which relate to events occurring after the Closing Date, and (iv) any and all obligations or liabilities which constitute the Assumed Liabilities. Nothing in this Section 9.7 shall limit the duration of Buyer's obligations under any assignment and assumption agreement delivered to Sellers at Closing.

                                  ARTICLE 10
                                JOINT COVENANTS
                                ---------------

     Buyer and Sellers covenant and agree that, they shall act in accordance with the following:

     10.1 Confidentiality.  Each of the Buyer and Sellers shall each keep
          ---------------
confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or
(ii) is or becomes publicly known through no fault of the receiving party or its agents, or (iii) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing parry is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (iv) is developed by the receiving party independently of the disclosure by the disclosing party or (v) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

     10.2 Cooperation.  Buyer and Sellers shall cooperate fully with one another
          -----------
in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement.

     10.3 Control of Stations.  Prior to Closing, Buyer shall not, directly or
          -------------------
indirectly, control or direct the operations of the Stations. As between Buyer and Sellers, such operations, including complete control over Stations programming, employees and policies, shall be the sole responsibility of Sellers.

     10.4 Bulk Sales Laws.  Buyer hereby waives compliance by Sellers with the
          ---------------
provisions of the "bulk sales" or similar laws of any state. Sellers agree to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Sellers to comply with any "bulk sales" or similar laws.

     10.5 Public Announcements.  Neither Buyer nor Sellers shall issue any press
          --------------------
release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

     10.6 [INTENTIONALLY LEFT BLANK]

     10.7 Employee Matters.  (a) Commencing with the execution of this
          ----------------
Agreement, Sellers shall make available each Owned Stations' personnel during normal business hours for Buyer to interview prior to the Closing Date. Buyer shall notify Sellers of the names of the employees to whom Buyer shall offer employment (herein referred to as "Transferred Employees"), Sellers hereby consent to Buyer making such offers of employment relating to the Stations subject to the Closing between the parties hereunder. Sellers shall be responsible for all obligations or liabilities to those employees not offered employment by Buyer, and

Buyer shall have no obligations with respect to those employees (herein referred to as Retained Employees).

               (b) Prior to the Closing Date, as defined herein, Buyer shall submit confirmation letters to Stations Management, on-air talent and other key employees which it intends to offer employment to under Section 10.7(a), which confirmation letters shall set forth the terms of employment currently in effect between said employee and Sellers, including, but not limited to, matters concerning salary, bonuses, vacation time, non-compete provisions (if any), benefits, termination rights, loans (if any) and any other pertinent provisions thereof. Receipt of the confirmation letters signed by the respective management, on-air talent and other key employees is a condition precedent to Buyer making any offers of continued employment.

     10.8 Condition of Leased Real Estate.  Buyer may, at its sole expense,
          -------------------------------
conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate. Buyer will use reasonable efforts to cause all Phase I environmental surveys to be conducted within thirty (30) days of the execution of this Agreement. With respect to environmental studies and land surveys, Buyer shall restore the Real Estate to the condition that it was in prior to any study by the Buyer. Buyer shall provide copies of all environmental studies conducted hereunder to Sellers.

                                  ARTICLE 11
                        CONDITIONS OF CLOSING BY BUYER
                        ------------------------------

     The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

     11.1 Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of Sellers made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

     11.2 Compliance with Agreement.  All of the terms, covenants and conditions
          -------------------------
to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects.

     11.3 Third Party Consents and Approvals, Estoppel Certificates.  Sellers
          ---------------------------------------------------------
have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the material Contracts on
Schedule 1.1.3 (and contracts that would have been on Schedule 1.1.3 had they been in existence on the date of this Agreement) and, if requested by Buyer within 30 days of the date of this Agreement, such third parties have provided estoppel certificates, non-disturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all the form and substance reasonably satisfactory to Buyer.

     11.4 Closing Certificates.  Buyer shall have received a certificate, dated
          --------------------
as of the Closing Date, from each of the Sellers, executed by the President of Sellers to the effect of Sections 11.1 and 11.2.

     11.5 Governmental Consents.

               (a) The FCC Consents shall have been issued by the FCC without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 15.1(e), below, and each such FCC consent shall have become a Final Order (as defined in Section 4.1).

               (b) All other material authorizations, consents, approvals, and clearances of federal, state, or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.6   Adverse Proceedings. No injunction, order, decree or judgment of any
            -------------------
court, agency or other Governmental Entities shall have been rendered against Sellers or Buyer which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     11.7   Closing Documents.  Sellers shall have executed and delivered or
            -----------------
caused to be delivered to Buyer, on the Closing Date (a), all special warranty deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer and (b) all other documents, instruments, certificates and agreements required of Sellers under the terms of this Agreement.

     11.8   [INTENTIONALLY LEFT BLANK]

     11.9   [INTENTIONALLY LEFT BLANK]

     11.10  Material Adverse Change.  No material adverse change in the
            -----------------------
business, assets, prospects or condition of the Stations shall have occurred.

     11.11  Shareholders Agreement.  If requested by Buyer, Sellers shall have
            ----------------------
executed and delivered a shareholders, partnership, operating (or similar) agreement (a "Shareholders Agreement"), in form reasonably satisfactory to the majority of the equity holders of Buyer (or its assignee, as the case may be), with terms and conditions customary to acquisition and financing transactions, including, without limitation, a pledge of the Stock to secure obligations of Buyer to lenders and institutional investors, share transfer restrictions and procedures, and voting obligations such as election of directors (or similar positions); provided, however, in no case shall Sellers be required to obligate themselves to conditions more onerous than other similarly-situated equity holders. The Shareholders Agreement shall also contain such terms and conditions applicable to the Sellers and the Stock which give the Sellers the right to participate in any subsequent securities registration or other secondary offering on the same terms and conditions as available to the other similarly situated equity holders.

     11.12   Amendments to Shareholders Agreement.  From time to time following
             ------------------------------------
the Closing, Sellers agree to promptly execute and deliver any amendments, renewals, and modifications to the Shareholders Agreement and any new Shareholders Agreement so long as a majority of the then equity holders of Buyer (or its assignee, as the case may be) have agreed to execute; provided, however, in no case shall Sellers be required to obligate themselves to conditions more onerous than other similarly-situated equity holders.

     11.13   Non-competition Agreement.  At Closing, Sellers and Buyer shall
             -------------------------
enter into a Noncompetition Agreement on the terms and conditions set out in
Schedule 11.13.

     11.14   Rambaldo Employment Agreement.  At Closing, Buyer shall offer
             -----------------------------
employment to Richard Rambaldo on the terms and conditions set out in Schedule 11.14.

     11.15   Opinion of Counsel.  Buyer shall have received a written opinion of
             ------------------
Seller's counsel dated as of the Closing Date as to the matters set forth in
Exhibit 11.15 hereto in form and substance satisfactory to Buyer.

                                  ARTICLE 12
                       CONDITIONS OF CLOSING BY SELLERS
                       --------------------------------

     The obligations of Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of all of the following conditions:

     12.1 Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement and except those given as of a specified date.

     12.2 Compliance with Agreement.  All the terms, covenants, and conditions
          -------------------------
to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

     12.3 Certifications, etc.  Sellers shall have received a certificate, dated
          -------------------
as of the Closing Date, from the Buyer, executed by the President of Buyer to the effect of Sections 12.1 and 12.2.

     12.4 Governmental Approval.
          ---------------------

          (a) The FCC Consents shall have been issued by the FCC and each shall have become a Final Order (as defined in Section 4.1).

          (b) All other material authorizations, consents, approvals, and clearances of federal, state or local Governmental Entities required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

     12.5 Adverse Proceedings.  No injunction, decree or judgment of any court,
          -------------------
agency or other governmental entities shall have been rendered against Buyer or Sellers which would render it unlawful, as of the Closing date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     12.6 Closing Documents.  Buyer shall have delivered or caused to be
          -----------------
delivered to Sellers, on the Closing Date, an assumption agreement with respect to Assumed Liabilities reasonably satisfactory in form and substance to Sellers.

     12.7 Opinion of Counsel.  Seller shall have received a written opinion of
          ------------------
Buyer's counsel dated as of the Closing Date as to the matters set forth in
Exhibit 12.7 hereto in form and substance satisfactory to Seller.

     12.8 Matters Regarding the Stock.  Unless the Sellers elect to receive
          ---------------------------
cash, Buyer shall have substantially complied with all covenants herein related to the issuance and delivery of the Stock.

                                  ARTICLE 13
                       TRANSFER TAXES: FEES AND EXPENSES
                       ---------------------------------

     13.1 Expenses.  Except as set forth in Sections 13.2 and, 13.3 below, each
          --------
party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     13.2 Transfer Taxes and Similar Charges.  All costs of transferring the
          ----------------------------------
Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Buyer and Sellers. Buyer and Sellers shall, in good faith, attempt to calculate all such taxes and fees prior to Closing and settle their respective obligations on or before the Closing Date.

     13.3 Governmental Filing or Grant Fees.  Any filing or grant fees imposed
          ---------------------------------
by any governmental authority the consent of which is required for the consummation of the transactions contemplated hereby, including but not limited to the FCC, shall be borne equally by Buyer and Sellers.

                                  ARTICLE 14
           ESCROW DEPOSIT, LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE
           --------------------------------------------------------

     14.1 Escrow Deposit.  Within ten (10) days after the execution and delivery
          --------------
of this Agreement by both Parties, Buyer will deposit with Gary Stevens & Co. ("Earnest Money Escrow Agent"), an irrevocable letter of credit in the amount of Five Hundred Thousand Dollars ($500,000,00) (the "Earnest Money Escrow Deposit"). The Earnest Money Escrow Deposit shall be held and disbursed by Earnest Money Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement, appended hereto as Exhibit 14.1 (the "Earnest Money Escrow Agreement"), which Earnest Money Escrow Agreement has been entered into by the Sellers, Buyer and Earnest Money Escrow Agent. At closing, the Earnest Money Escrow/-/ Deposit, shall be returned to Buyer. If the Closing does not occur because Buyer materially breached this Agreement or defaulted in the performance of any of its material obligations hereunder and Sellers have not breached this Agreement or defaulted in the performance of any of their material obligations hereunder, Buyer and Seller shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest Money Escrow Deposit to Sellers as liquidated damages, as provided in Section 14.2. If the Closing does not occur because Sellers materially breached this Agreement or defaulted in the performance of any of their material obligations hereunder and Buyer has not breached this Agreement or defaulted in the performance of any of its material obligations hereunder, Buyer and Sellers shall execute written instructions to the Earnest Money Escrow Agent directing it to deliver the Earnest

Money Escrow Deposit to Buyer and Buyer may seek specific performance of this Agreement, as provided in Section 14.3

     14.2 Liquidated Damages.  If this Agreement is terminated by Sellers
          ------------------
pursuant to Section 15.1(b)(ii) the Parties agree and acknowledge that Sellers will suffer damages that are not practicable to ascertain. Accordingly, in such event, Sellers shall be entitled to the sum of $500,000 as liquidated damages, payable solely and exclusively through the Earnest Money Escrow Agreement. The Parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the Parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Section 15.1 (b)(ii). Sellers agree that, to the fullest extent permitted by law, the right to receive the Earnest Money Escrow Deposit shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Sellers may suffer or allege to suffer as a result of any claim or cause of action asserted by Sellers relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. Except for a termination pursuant to Section 15.1 (b)(ii) (for which the sole recourse of Sellers shall be as provided in this Section 14.2) or pursuant to Section 15.1 (a) (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the Parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

     14.3 Specific Performance.  In addition to any other remedies which Buyer
          --------------------
may have at law or in equity, Sellers hereby acknowledge that the Stations Assets are unique, and that the harm to Buyer resulting from a breach by Sellers of their obligations to sell the Stations Assets to Buyer cannot be adequately compensated by damages. Accordingly, Sellers agree that Buyer shall have the right to have this Agreement specifically performed by Sellers and hereby agree not to assert any objections to the imposition of the remedy of specific damages by any court of competent jurisdiction.

                                  ARTICLE 15
                              TERMINATION RIGHTS
                              ------------------

     15.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
Closing as follows:

               (a)  by the mutual consent of Buyer and Sellers;

               (b) by written notice of (i) Buyer to Sellers if Sellers breach in any material respect any of their representations or warranties or default in any material respect in the observance or in the due and timely performance of any of their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer or (ii) Sellers to the Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Sellers; but such notice and cure period shall not apply in the case of Buyer's or Sellers' failure to consummate the transactions in accordance with the terms and times specified in Section 4.1 of this Agreement.

               (c) by Buyer or Sellers by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

          (e) by written notice of Buyer to Sellers if (x) the FCC Consents contain a condition that materially reduces the value of this transaction to Buyer, (y) the cause of the condition is attributable to Sellers and (z) the time for reconsideration or court review under the Communications Act with respect to such conditions(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review;

          (f) by written notice of Buyer to Sellers, or by Sellers to the Buyer, if the Closing shall not have been consummated on or before May 1, 2000, subject to extensions as provided in Sections 4.1 and 16.1;

          (g) notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.
                                  ARTICLE 16

    16.1 Risk of Loss.  The risk of loss or damage to the Stations Assets shall
         ------------
be upon Sellers at all times prior to the Closing Date. In the event of loss or damage, Sellers shall promptly notify Buyer thereof and if the lost or damaged Stations Assets are capable of being replaced or repaired for an aggregate amount less than $25,000, then Sellers shall, at their sole cost and expense, replace or repair such Stations Assets prior to the Closing Date or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Station Assets, as mutually agreed in good faith by Buyer and Sellers. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $25,000, Sellers may elect not to replace or repair such Station Assets, provided, however, that in such event Buyer, at its option, may elect to terminate this Agreement or agree to accept from Seller, at the Closing, an amount in cash equal to the cost to replace or repair such Station Assets, as mutually agreed in good faith by Buyer and Sellers and waive any default or breach with respect to the loss or damage. Buyer may terminate this Agreement, without any additional obligation to Buyer or Sellers, if any of the Stations is off the air or operating at less than ninety percent (90%) of its licensed power for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period. Either party may extend the Closing Date by up to thirty (30) days in order to allow Seller to complete any repair or replacement, required or authorized by this Section.

                                  ARTICLE 17
                           MISCELLANEOUS PROVISIONS
                           ------------------------

     17.1 Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties contained in this Agreement, and in any schedule, instrument or certificate delivered pursuant hereto, shall survive the Closing until one (1) year after the Closing bate.

     17.2 Certain Interpretive Matters and Definitions.  Unless the context
          --------------------------------------------
otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (iv) "or" is disinjunctive but not necessarily exclusive, and (v) words in the singular include the plural and vice versa, and (vi) the
                                                     ----------
term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

     17.3 Further Assurances.  At and after the Closing, Sellers shall from time
          ------------------
to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyer shall from time to time, at the request of and without further cost or expense to Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

     17.4 Audited Financial Statements.  At all times after the date hereof,
          ----------------------------
Sellers shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and its independent auditors to prepare such audited and interim unaudited financial statements of the Stations as Buyer may require. Sellers shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Stations for the periods for which such financial statements may be required. Sellers shall cause their independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Sellers (to the extent they relate to the Stations) and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Sellers' financial statements or Tax Returns.

     17.5 Assignment.
          ----------

             (i) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder (a) nothing in this Agreement shall limit Buyer's ability to sell or transfer this Agreement, or any or all of its assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) without the consent of Sellers, (b) nothing in this Agreement shall limit Buyer's ability to assign the right to acquire the Station Licenses at the Closing to any subsidiary of Buyer without the consent of Sellers, and (c) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Sellers. Sellers shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Sellers that any such collateral assignment has been foreclosed upon, Sellers shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

             (ii) If any assignment under Subsection (i), above, occurs after the ten day notice period provided in Section 3.1.3 (ii), then Sellers shall be afforded a reasonable opportunity to elect whether to accept cash in lieu of Stock at Closing.

     17.6 Amendments.  No amendment, waiver of compliance with any provision or
          ----------
condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.7 Headings.  The headings set forth in this Agreement are for
          --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     17.8 Governing Law.  The construction and performance of this Agreement
          -------------
shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

     17.9 Notices.  Any notice, demand or request required or permitted to be
          -------
given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses:

               (a)    In the case of Sellers, to:

                   Mr. Richard Rambaldo
                   Rambaldo Communications, Inc.
                   c/o 1324 South Shore Drive, Apt. 308
                   Erie, Pennsylvania 16505

             With a copy to:

                   James E. Spoden, Esq.
                   MacDonald, Illig, Jones & Britton LLP
                   100 State Street, Suite 700
                   Erie, Pennsylvania 16507

        (b)   In the case of Buyer:

                   Mr. Steven Dinetz
                   P.O. Box 10994
                   1034 Skyland Drive
                   Zephyr Cove, Nevada 89448

              And:

                   Mr. Carl Hirsch
                   c/o Legacy Management Group
                   777 South Flagler Drive
                   West Palm Beach, Florida 33401

                   With a copy to:

                   Matthew L. Leibowitz, Esq.
                   Leibowitz & Associates, P.A.
                   1 S.E. Third Avenue, Suite 1450
                   Miami, Florida 33131

     17.10  Barter and Trade.  Buyer will not assume trade, barter or similar
            ----------------
arrangements for goods or services that are not used in or useful to the Stations' business or operations. Buyer will not assume trade, barter or similar arrangements requiring advertising time, in the aggregate, of more than $200,000, nor will it assume such agreements to the extent that trade payables exceed trade receivables by more than $25,000.

     17.11  Schedules.  The schedules and exhibits attached to this Agreement
            ---------
and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

     17.12  Entire Agreement.  This Agreement contains the entire agreement
            ----------------
among the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement.

     17.13  Severability.  If any provision of this Agreement is held to be
            ------------
unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

     17.14  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     17.15  Collection of Accounts Receivable.  (a) The accounts receivable of
            ---------------------------------
the Stations generated prior to the Closing Date (the "Pre-Closing Receivables") shall be and remain the property of Sellers. Within 10 business days after the Closing Date, Sellers shall furnish Buyer with a list (certified by the Chief Financial Officer of Sellers to be a true and complete list) of all accounts receivable of Sellers which remain outstanding as of the Closing Date. Buyer agrees that if, within one (1) year after the Closing Date , it shall receive payment in respect to any Pre-

Closing Receivable, Buyer shall remit to Sellers, one (1) year after the Closing Date, all amounts received by Buyer, which are in payment for advertising broadcast by the Stations prior to the Closing Date.

          (b) During the period commencing on the Closing Date and ending one
(1) year thereafter (the "Collection Period"), Buyer shall use reasonable efforts, consistent with Sellers' current billing and collection practices and in the ordinary course of the business, to collect outstanding Pre-Closing Receivables; provided however, that, notwithstanding the foregoing, Buyer shall
             ------------------
be under no obligation to commence litigation, employ counsel or engage the services of a collection agency to effect collection. Buyer shall not make any compromise, adjustment, concession or settlement of any Pre-Closing Receivable without Sellers' express written consent and Buyer shall be under no obligation to compromise, adjust, concede or settle any accounts receivable generated after the Closing Date or otherwise grant any credit or allowance to effect collection of a Pre-Closing Receivable.

          (c) Within fifteen days after the end of each month during the collection Period, Buyer shall give Sellers a report of all collections of Pre Closing Receivables during the preceding month.

          (d) For a period of three hundred and sixty (360) days after Closing, Sellers agree to remit to Buyer within five (5) days, any amounts received by Sellers which are in payment for advertising broadcast by the Stations.

   17.16 Indemnification Basket.  No party shall be liable to the other under
         ----------------------
any indemnification provision contained herein unless the aggregate amount of claims for which indemnification is sought exceeds Fifty Thousand Dollars ($50,000) and then only to the extent of claims above the first Fifty Thousand Dollars.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as o(Pounds) the date first above written.

                                   RAMBALDO COMMUNICATIONS, INC.

                                   By:             /s/
                                        ------------------------------------
                                        Richard F. Rambaldo
                                        President

                                   RAMBALDO AM COMMUNICATIONS, INC.

                                   By:             /s/
                                        ------------------------------------
                                        Richard F. Rambaldo
                                        President


                                   RAMBALDO AM BROADCASTING COMPANY

                                   By:             /s/
                                        ------------------------------------
                                        Richard F. Rambaldo
                                        President

                                   NextMedia Group, LLC


                                   By:             /s/
                                        ------------------------------------
                                        Carl E. Hirsch
                                        Manager